UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
January 5, 2023
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices and Zip Code)

208 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.10 per share	MU	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 5, 2023 (the “Closing Date”), Micron Technology, Inc. (the “Company”), entered into an Incremental Amendment No. 1 to the Term Loan Credit Agreement (the “Incremental Term Loan Amendment”), by and among the Company, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent. The Incremental Term Loan Amendment amends the Term Loan Credit Agreement, dated as of November 3, 2022, by and among the Company, Wells Fargo Bank, National Association, as Administrative Agent, Wells Fargo Securities, LLC, Mizuho Bank, Ltd., and Truist Securities, Inc. as Joint Bookrunners and Joint Lead Arrangers, and certain financial institutions as lenders (and as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, including by the Incremental Term Loan Amendment, the “Term Loan Credit Agreement”).

The Incremental Term Loan Amendment provides a committed incremental term loan facility (the “Incremental Term Loan Facility”) consisting of three tranches of term loans in an aggregate principal amount of $600 million. On the Closing Date, the company borrowed $125 million in aggregate principal amount of incremental Term A-1 loans (“Incremental Term A-1 Loans”), $250 million in aggregate principal amount of incremental Term A-2 loans (“Incremental Term A-2 Loans”), and $225 million in aggregate principal amount of incremental Term A-3 loans (“Incremental Term A-3 Loans”, and collectively the “Incremental Term Loans”). The Company will use the proceeds of such Incremental Term Loans for general corporate purposes, including capital expenditures.

The Incremental Term A-1 Loans, the Incremental Term A-2 Loans, and the Incremental Term A-3 Loans each have terms that are identical to, and will be treated as a single class with, the existing Term A-1 loans, the existing Term A-2 loans, and the existing Term A-3 loans, as applicable, under the Term Loan Credit Agreement. Incremental Term A-1 Loans do not amortize. Incremental Term A-2 Loans and Incremental Term A-3 Loans each amortize in equal quarterly installments in an amount equal to 1.25% of the original principal amount of such Incremental Term A-2 Loans or Incremental Term A-3 Loans, as applicable. Incremental Term A-1 Loans are scheduled to mature on November 3, 2025, Incremental Term A-2 Loans are scheduled to mature on November 3, 2026, and Incremental Term A-3 Loans are scheduled to mature on November 3, 2027 (each a “Term Loan Facility Maturity Date”). The Company must repay the outstanding principal amount of the applicable loans under the Incremental Term Loans, together with all accrued but unpaid interest, fees, and other obligations owing thereon, on the applicable Term Loan Facility Maturity Date.

Borrowings under the Incremental Term Loan Facility will bear interest, at the Company’s option, at adjusted term SOFR or at a “base rate”, plus in either case an applicable interest rate margin varying by tranche and depending on the Company’s corporate ratings. The additional interest rate margin for borrowings ranges from 1.00% to 2.00% per annum in the case of adjusted term SOFR borrowings and 0.00% to 1.00% in the case of base rate borrowings. The adjusted term SOFR is defined as the term SOFR reference rate for the selected interest period, plus 0.10% per annum (subject to a 0.00% floor).

The Company is also required to pay other customary fees and costs in connection with the Incremental Term Loan Facility.

The Incremental Term Loan Facility is otherwise subject to the same terms and conditions as those set forth in the Term Loan Credit Agreement, including but not limited to conditions precedent to borrowing, representations and warranties, affirmative and negative covenants, financial covenants and events of default. The Company is required to maintain, on a consolidated basis, a leverage ratio of total indebtedness to EBITDA, as defined in the Term Loan Credit Agreement and calculated as of the last day of each fiscal quarter, not to exceed 3.25 to 1.00, subject to a temporary four fiscal quarter increase in such maximum ratio to 3.75 to 1.00 following certain material acquisitions.

The lenders under the Incremental Term Loan Amendment and their affiliates have engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with the Company or its affiliates, including the provision of investment banking, investment management, commercial banking and cash management services, foreign exchange and commodity hedging, and equipment financing and leasing services.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	January 5, 2023	By:	/s/ Mark Murphy
		Name:	Mark Murphy
		Title:	Executive Vice President and Chief Financial Officer